Indoor Harvest Corp. 8-K

Exhibit 10.2

THIS COMPENSATION AGREEMENT (“Agreement”) is made and entered into as of February 20, 2017 (“Effective Date”) between Indoor Harvest Corp. (the “Company”) and Daniel Weadock (the “Director”).

1. Background. The Company’s Board of Directors has elected the Director to serve as member of the Company’s board of directors, effective as of the date hereof, to perform the services of a director (the “Services”). In furtherance thereof, the Company and the Director desire to enter into this Agreement.

2. Term. This Agreement shall commence on the Effective Date and remain in effect until the termination of this Agreement in accordance with the termination provisions of this Agreement.

3. Compensation.

A. Expenses. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company.

B. Stock Awards. The Company agrees to grant to the Director an aggregate of 240,000 shares of restricted common stock of the Company, consistent with the grant and vesting schedule set forth in the table below; provided, however, that no grant shall be made, and no shares shall be issued with respect to any grant, if the Director is not a member of the Company’s board of directors on the respective Date of Grant as set forth in the table below.

Date of Award	Number of Shares	Date of Vesting
February 23, 2018	30,000	May 23, 2018
May 23, 2018	30,000	August 23, 2018
August 23, 2018	30,000	November 23, 2018
November 23 2018	30,000	February 23,2019
February 23, 2019	30,000	May 23, 2019
May 23, 2019	30,000	August 23, 2019
August 23, 2019	30,000	November 23, 2019
November 23, 2019	30,000	February 23, 2020
Total	240,000

If the Company is acquired by, or merged into and with, another entity prior to the last Date of Vesting set forth above (i.e. February 23, 2022), all shares issuable to the Director under this Agreement will become fully vested, a certificate representing the shares shall be issued and shall be non-forfeitable.

4. Company’s Proprietary Rights and Non-Disclosure of Confidential Information

A. Obligation. The Director will hold the Company’s Confidential Information, as defined below, in the strictest confidence and will not disclose or use the Confidential Information except as permitted by this Agreement in connection with the Services, unless expressly authorized to act otherwise in writing by an officer of the Company or as otherwise required by law or valid and binding judicial order. The Director’s obligations under this Section shall survive any termination of this Agreement. In addition, the Director recognizes that he will be exposed to and have access to information (including tangible and intangible manifestations) regarding the patents, copyrights, trademarks, and Confidential Information of the Company. The Director acknowledges and agrees that all this information, whether presently existing or developed in the future, which is not the subject of a patent, patent application, copyright, trademark or trade secret either owned by the Director or in the public domain prior to the Effective Date, is the sole property of the Company and its assigns.

B. Confidential Information. “Confidential Information” means trade secrets, confidential information, data or any other proprietary information of the Company. By way of illustration, but not limitation, “Confidential Information” includes (a) information relating to the Company’s technology, including inventions, ideas, processes, formulas, data, know-how, experimental results and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and the skills and compensation of the Company’s employees. However, “Confidential Information” does not include information that is (as demonstrated by written evidence):

1.	already known to the Director at the time of the disclosure;

2.	publicly available or becomes publicly available through no breach of the Director or any party under the Director’s dominion and control;

3.	independently developed by the Director; or

4.	rightfully first received by the Director from a third party other than the Company.

C. No Conflicting Obligations. The Director represents and warrants that the Director’s performance of this Agreement and his service as a director of the Company do not and will not breach or conflict with any agreement to which the Director is or becomes a party.

D. Third-Party Confidential Information. The Director understands that the Company has received and, in the future, will receive from third parties information that is confidential or proprietary (“Third-Party Information”) and is subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, the Director will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between the Company and such third party, unless expressly authorized to act otherwise by an officer of the Company in writing (other than an officer who is also a principal of the Director).

5. Termination. This Agreement shall terminate automatically on the date that the Director ceases to be a director of the Company.

6. No Employment Relationship. Nothing herein shall be construed as creating an employer/employee relationship between the Company and the Director or placing the parties in a partnership or joint venture relationship. The Director will solely maintain the obligation to pay any and all taxes connected with any compensation paid hereunder. The Director agrees and understands that the Company does not currently have, or provide Directors and Officers with insurance, medical, or liability.

7. General.

A. Notices. Any notice required or permitted to be given to one party by the other party pursuant to this Agreement shall be in writing and shall be sent by facsimile-mail or personally delivered or sent by United States mail, certified or registered, return receipt requested, first class postage and charges prepaid, addressed to the parties as set forth below, or at such other address as shall be designated in writing as specified above by either party. Notices sent by facsimile or delivered in person shall be effective on the date of delivery. Notices sent by United States mail shall be effective on the third business day following its posting.

The Director: Daniel Weadock

159 Ballville Road

Bolton, MA 01740

c/o The International

The Company:

Indoor Harvest Corp.

5300 East

Freeway Suite A

Houston, TX

77020

B. Assignment of Rights and Delegation of Duties. All rights and duties of the Company under this Agreement shall extend to its successors and assigns.

C. Severable Provisions. The provisions of this Agreement are severable and if anyone or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable, shall nevertheless be binding and enforceable.

D. Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any previous or subsequent breach of the same or any other provision by the other party.

E. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

F. Governing Law. This Agreement is governed in accordance with the laws (other than choice-of-laws principles) of the State of Texas.

G. Miscellaneous. The terms of this Agreement are confidential and no press release or other written or oral disclosure of any nature regarding the terms of this Agreement shall be made by either party without the other party’s prior written approval; however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental rules or a valid court order.

H. Counterparts. This Agreement or any subsequent amendment or modification hereto may be executed by facsimile and/or in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original. Each party shall accept any such signed faxed counterpart as full execution of this Agreement or any subsequent amendment or modification thereto.

I. Pronouns. The pronouns used herein shall include, where appropriate, either gender or both, singular and plural.

J. Authority. The person(s) executing this Agreement hereby represent and warrant that each respectively has the authority to execute this Agreement on behalf of the party for which he is executing.

K. Descriptive Headings. The descriptive headings used herein are for convenience of reference only and they are not intended to have any effect whatsoever in determining the rights or obligations of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

INDOOR HARVEST CORP.

/s/ Daniel Weadock	By:	/s/ Rick Gutshall
Daniel Weadock		Name: Rick Gutshall
Title: Interim CEO